UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 1, 2005

TUT SYSTEMS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-25291	94-2958543
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

6000 SW Meadows Road, Suite 200

Lake Oswego, Oregon 97035

(Address of principal executive offices) (Zip Code)

(971) 217-0400

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On June 1, 2005, Tut Systems, Inc. (the “Company”) announced that the merger with Copper Mountain Networks, Inc. had been completed. Pursuant to the terms of the Agreement and Plan of Merger between Tut Systems and Copper Mountain Networks dated February 11, 2005, Copper Mountain Networks became a wholly-owned subsidiary of Tut Systems, effective June 1, 2005. Each share of Copper Mountain Networks common stock has been converted into the right to receive approximately 0.3264 shares of Tut Systems common stock. Approximately 2.5 million shares of Tut Systems common stock will be issued to the former holders of Copper Mountain Networks as a result of the transaction. The press release that Tut Systems issued, attached hereto as Exhibit 99.1, is being furnished with this Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(a) Financial statements of business acquired.

No financial statements are filed herewith. The Company will file financial statements, as required, by amendment hereto not later than 71 days after the date that this Current Report on Form 8-K must be filed.

(b) Pro forma financial information.

No pro forma financial information is filed herewith. The Company will file pro forma financial information, as required, by amendment hereto not later than 71 days after the date that this Current Report on Form 8-K must be filed.

(c) Exhibits.

Exhibit	Description
99.1	Press release dated June 1, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

June 7, 2005	By:	/s/ Randall K. Gausman
Randall K. Gausman
Vice-President, Finance and Administration, Chief Financial Officer and Secretary

Index to Exhibits

Exhibit	Description
99.1	Press release dated June 1, 2005